Exhibit 8.1

michigan: Ann Arbor
Detroit • Grand Rapids
Kalamazoo • Lansing
Saginaw • Troy
florida: Naples
illinois: Chicago
massachusetts: Cambridge
new york: New York
canada: Toronto • Windsor
china: Shanghai
poland: Gdynia
Warsaw • Wroclaw

Founded in 1852	Miller, Canfield, Paddock and Stone, P.L.C.
by Sidney Davy Miller	840 West Long Lake Road, Suite 200
Troy, Michigan 48098
TEL (248) 879-2000
FAX (248) 879-2001

www.millercanfield.com

March 13, 2009

Commerce Street Pantheon Mortgage Asset Securitizations LLC
1700 Pacific Avenue
Suite 2020
Dallas, Texas 75201
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We will act as special counsel for Commerce Street Pantheon Mortgage Asset Securitizations LLC, a Texas limited liability company (the “Company”), in connection with the offering, from time to time, in one or more Series (each, a “Series”) of the Company’s Agency Security Pass-Through Certificates (the “Securities”). The Securities are being registered pursuant to the Securities Act of 1933, as amended (the “Act”), by means of a Registration Statement of the Company on Form S-3. The Securities will be offered pursuant to a prospectus, as supplemented by a prospectus supplement (the “Base Prospectus” and applicable “Prospectus Supplement,” respectively), which will be filed with the Commission pursuant to Rule 424 under the Act. As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the conditions of a deposit trust agreement (each, a “Deposit Trust Agreement”) between the Company, as depositor, and a trustee (the “Trustee”) in each case each such party to be identified in the Prospectus Supplement for such Series of Certificates.
We have examined copies of the Company’s Certificate of Formation and Bylaws, the Registration Statement, the Base Prospectus and the form of Prospectus Supplement included therein, the forms of Agreements filed as exhibits to the Registration Statement, the forms of Securities and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

March 13, 2009
of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.
     We have advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under “Material Federal Income Tax Considerations” in the Base Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, the discussion represents our opinion.
     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

March 13, 2009
of Michigan. The opinions set forth in this letter express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.
     We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in the Base Prospectus and applicable Prospectus Supplements, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or any Prospectus Supplement.
Very truly yours,
/s/ Miller, Canfield, Paddock and Stone, P.L.C.
Miller, Canfield, Paddock and Stone, P.L.C.